Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

April 2015 Performance Update

Equinox Frontier Funds Supplement Dated April 30, 2015 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 3

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 3	April 30, 2015 MTD	April 30, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-3	-6.42%	9.47%	$125.92
Equinox Frontier Long/Short Commodity Fund-3a	-7.88%	10.51%	$123.52
Equinox Frontier Masters Fund-3	-6.03%	3.97%	$123.78

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of April 30, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(42,535.19)
Unrealized trading gain (loss)	(506,923.01)
Less: Commissions	(8,068.50)
Less: Trading Fee paid to Managing Owner	(16,103.00)
Interest income	7,151.49

Total Income	(566,478.21)
EXPENSES
Broker service fees	0.00
Incentive fees	(3,017.10)
Management fees	10,641.24

Total Expenses	7,624.14

Net Income (Loss)	$(574,102.35)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	58,479.71921	$7,869,421.55	$134.57
Current month additions	6,896.97736	951,285.75
Current month redemptions	(1,576.18567)	(212,649.36)
Net income (loss) for current month		(574,102.35)	(8.65)

Net asset value, end of current month	63,800.51090	$8,033,955.58	$125.92

Monthly rate of return			-6.42%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 3

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(27,744.17)
Unrealized trading gain (loss)	(27,969.03)
Less: Commissions	(1,105.57)
Less: Trading Fee paid to Managing Owner	(1,497.15)
Interest income	638.43

Total Income	(57,677.49)
EXPENSES
Broker service fees	0.00
Incentive fees	3,545.00
Management fees	1,367.07

Total Expenses	4,912.07

Net Income (Loss)	$(62,589.56)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	5,875.49267	$787,820.09	$134.09
Current month additions	101.78028	13,318.86
Current month redemptions	(33.67663)	(4,406.89)
Net income (loss) for current month		(62,589.56)	(10.57)

Net asset value, end of current month	5,943.59632	$734,142.50	$123.52

Monthly rate of return			-7.88%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 3a

EQUINOX FRONTIER MASTERS FUND - Class 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(67,676.35)
Unrealized trading gain (loss)	(193,901.77)
Less: Commissions	(4,585.18)
Less: Trading Fee paid to Managing Owner	(9,434.08)
Interest income	4,306.90

Total Income	(271,290.48)
EXPENSES
Broker service fees	0.00
Incentive fees	9,896.45
Management fees	11,546.66

Total Expenses	21,443.11

Net Income (Loss)	$(292,733.59)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	37,334.73477	$4,918,068.25	$131.73
Current month additions	48.38027	6,441.31
Current month redemptions	(640.46305)	(83,703.97)
Net income (loss) for current month		(292,733.59)	(7.95)

Net asset value, end of current month	36,742.65199	$4,548,071.99	$123.78

Monthly rate of return			-6.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 3

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(361,288.00)
Unrealized trading gain (loss)	(3,469,343.55)
Less: Commissions	(61,960.49)
Less: Trading Fee paid to Managing Owner	(124,354.37)
Interest income	55,302.09

Total Income	(3,961,644.32)
EXPENSES
Trading fees	0.00
Broker service fees	39,392.78
Incentive fees	2,680.92
Management fees	82,123.48

Total Expenses	124,197.18

Net Income (Loss)	$(4,085,841.50)

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	459,788.20211	$64,193,433.40	$139.62
Current month additions	7,476.13061	1,034,729.35
Current month redemptions	(15,771.38022)	(2,110,984.94)
Net income (loss) for current month		(4,085,841.51)	(8.87)

Net asset value, end of current month	451,492.95250	$59,031,336.31	$130.75

Monthly rate of return			-6.35%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(669,721.51)
Unrealized trading gain (loss)	(652,250.04)
Less: Commissions	(26,350.39)
Less: Trading Fee paid to Managing Owner	(22,978.69)
Interest income	15,202.78

Total Income	(1,356,097.85)
EXPENSES
Trading fees	0.00
Broker service fees	10,490.69
Incentive fees	83,368.28
Management fees	43,898.52

Total Expenses	137,757.49

Net Income (Loss)	$(1,493,855.34)

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	133,249.88453	$19,046,652.15	$142.94
Current month additions	101.78028	13,318.86
Current month redemptions	(2,813.98860)	(372,900.60)
Net income (loss) for current month		(1,493,855.35)	(11.23)

Net asset value, end of current month	130,537.67621	$17,193,215.06	$131.71

Monthly rate of return			-7.86%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(358,486.16)
Unrealized trading gain (loss)	(1,101,352.36)
Less: Commissions	(25,248.93)
Less: Trading Fee paid to Managing Owner	(51,896.31)
Interest income	23,696.05

Total Income	(1,513,287.71)
EXPENSES
Trading fees	0.00
Broker service fees	22,165.74
Incentive fees	54,890.71
Management fees	63,514.16

Total Expenses	140,570.61

Net Income (Loss)	$(1,653,858.32)

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	200,017.29025	$26,726,055.33	$133.62
Current month additions	5,171.29766	661,995.82
Current month redemptions	(2,503.36019)	(326,901.54)
Net income (loss) for current month		(1,653,858.32)	(8.27)

Net asset value, end of current month	202,685.22772	$25,407,291.30	$125.35

Monthly rate of return			-6.19%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND